Cimarex Reports Third-Quarter 2010 Net Income of $128.2 Million

DENVER, Nov. 3, 2010 /PRNewswire-FirstCall/ -- Cimarex Energy Co. (NYSE: XEC) today reported third-quarter 2010 net income of $128.2 million, or $1.50 per diluted share.  This compares to third-quarter 2009 earnings of $38.7 million, or $0.46 per diluted share.

Revenues from gas, oil and natural gas liquids (NGLs) sales in the third quarter of 2010 were $366.6 million, a 54% increase compared to $238.3 million in the same period of 2009.  Third-quarter 2010 cash flow from operations totaled $296.8 million versus $181.7 million a year ago(1).

The increase in third-quarter 2010 revenues is a result of higher realized commodity prices and greater production.  Third-quarter 2010 gas prices increased 18% to $4.48 per thousand cubic feet (Mcf) and oil improved 14% to $73.20 per barrel as compared to the same period of 2009.

Third-quarter 2010 production volumes averaged 600.0 million cubic feet equivalent per day (59% gas and 41% natural gas liquids and oil).  Average daily equivalent production was comprised of 352.5 million cubic feet of gas, 14,843 barrels of natural gas liquids and 26,407 barrels of oil.

Third-quarter 2010 production grew 36% from the third-quarter 2009 average of 441.5 MMcfe/d.  The year-over-year production increase reflects solid drilling results in western Oklahoma Cana-Woodford shale, Permian Basin and southeast Texas Gulf Coast.

For the nine month period ended September 30, 2010, net income totaled $457.2 million, or $5.33 per diluted share, as compared to a loss of $416.6 million, or $5.10 per share, for the first nine months of 2009.  The 2009 period was impacted by a $502 million ($6.15 per share) after-tax full-cost ceiling test write-down.

Year-to-date September 30, 2010 cash flow from operations totaled $869.9 million versus $472.4 million in the same period of 2009
(1).

Outlook

Fourth-quarter 2010 production is projected to be in the range of 580-610 MMcfe/d, resulting in full-year 2010 volumes of 590-597 Mcfe/d.

Expenses for fourth-quarter 2010 are expected to fall within the following ranges:

Expenses ($/Mcfe):
Production expense	$0.90 - $1.10
Transportation expense	0.19 - 0.24
DD&A and ARO accretion	1.35 - 1.55
General and administrative expense	0.22 - 0.28
Taxes other than income (% of oil and gas revenue)	7.5% - 8.5%

Exploration and Development (E&D) Capital

Third-quarter 2010 E&D capital investment totaled $295.9 million, as compared to $126.2 million in the third quarter of 2009.  For the first nine months of 2010 E&D capital totaled $725.5 million versus $366.9 million in the comparable period of 2009.

Cimarex drilled and completed 152 gross (91.9 net) wells in the first nine months of 2010, of which 143 gross (85.7 net) were successful.  At quarter-end 42 gross (22.1 net) wells were in the process of being completed or were awaiting completion.

Full-year 2010 E&D capital investment is projected to be approximately $1 billion, which we expect to be less than 2010 operating cash flow.

Other

Cimarex has oil and natural gas contracts for October 2010 through December 2011.  The following tables summarize the current commodity hedge position:

Natural Gas Contracts
				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Swap
Oct 10 - Dec 10	Collar	100,000	PEPL	$5.00	$6.62	$-
Oct 10 - Dec 10	Swap	40,000	PEPL	$-	$-	$5.18
Oct 10 - Dec 10	Collar	20,000	HSC	$5.00	$6.85	$-
		160,000

Jan 11 – Dec 11	Swap	20,000	PEPL	$-	$-	$5.05

Oil Contracts
				Weighted Average Price
Period	Type	Volume (2)	Index(3)	Floor	Ceiling	Put
Oct 10 – Dec 10	Collar	10,000	WTI	$60.03	$92.07	$-
Oct 10 – Dec 10	Put/Floor	1,000	WTI	$-	$-	$60.00
		11,000

Jan 11 – Dec 11	Collar	12,000	WTI	$65.00	$105.44	$-

Cimarex accounts for these commodity contracts using the mark-to-market (through income) accounting method.  Third-quarter 2010 net cash settlements for natural gas hedge contracts were $14.6 million.  There were no settlements for oil.

Long-term debt at September 30, 2010 was $350 million. Debt to total capitalization ratio at quarter-end was 12% (4).

Conference call and web cast

Cimarex will also host a conference call today at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time).  To access the live, interactive call, please dial (877) 789-9039 and reference call ID # 16382644 ten minutes before the scheduled start time.  A digital replay will be available for one week following the live broadcast at (800) 642-1687 and by using the conference ID # 16382644.  The listen-only web cast of the call will be accessible via www.cimarex.com.

About Cimarex Energy

Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent, Permian Basin and Gulf Coast areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

(1) Cash flow from operations is a non-GAAP financial measure.  See below for a reconciliation of the related amounts.

(2) Gas volume in MMBtu per day and oil volume in barrels per day.

(3) PEPL refers to Panhandle Eastern Pipe Line, Tex/Ok Mid-Continent index and HSC stands for Houston Ship Channel Gulf Coast index both as quoted in Platt's Inside FERC.  WTI refers to West Texas Intermediate oil price as quoted on the New York Mercantile Exchange.

(4) Reconciliation of debt to total capitalization, which is a non-GAAP measure, is:  long-term debt of $350 million divided by long-term debt of $350 million plus stockholders' equity of $2502.3 million.

RECONCILIATION OF CASH FLOW FROM OPERATIONS

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)
Net cash provided by operating activities	$314,408	$271,300	$886,668	$465,646
Change in operating assets
and liabilities	(17,628)	(89,620)	(16,787)	6,788

Cash flow from operations	$296,780	$181,680	$869,881	$472,434

Management believes that the non-GAAP measure of cash flow from operations is useful information for investors because it is used internally and is accepted by the investment community as a means of measuring the company's ability to fund its capital program.  It is also used by professional research analysts in providing investment recommendations pertaining to companies in the oil and gas exploration and production industry.

PRICE AND PRODUCTION DATA*

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Total gas production - Mcf	32,427,382	28,229,461	101,395,114	87,604,619
Gas volume - Mcf per day	352,472	306,842	371,411	320,896
Gas price - per Mcf	$4.48	$3.80	$5.15	$3.70

Total oil production - barrels	2,429,407	2,008,011	7,347,108	6,226,045
Oil volume - barrels per day	26,407	21,826	26,912	22,806
Oil price - per barrel	$73.20	$64.22	$74.87	$51.26

Total NGL production - barrels	1,365,581	56,389	2,735,823	162,291
NGL volume - barrels per day	14,843	613	10,021	594
NGL price - per barrel	$31.73	$37.53	$33.41	$33.05

*  Increases in our 2010 production volumes primarily reflect positive drilling results in our western Oklahoma Cana-Woodford shale play, our Permian Basin oil programs and our Yegua/Cook Mountain play in southeast Texas. A portion of the changes also result from contractual terms whereby NGL volumes are recorded based on where title transfer occurs. As a consequence, reported gas and NGL volumes and prices between periods may not be comparable.

OIL AND GAS CAPITALIZED EXPENDITURES

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(in thousands)
Acquisitions:
Proved	$19	$350	$13,805	$474
Unproved	978	(10,315)	21,497	(10,315)
	997	(9,965)	35,302	(9,841)
Exploration and development:
Land and Seismic	49,368	7,036	112,076	34,072
Exploration and development	246,501	119,144	613,387	332,844
	295,869	126,180	725,463	366,916
Sale proceeds:
Proved*	807	(9,877)	(24,054)	(25,271)
Unproved	—	—	(3,917)	(3,034)
	807	(9,877)	(27,971)	(28,305)

	$297,673	$106,338	$732,794	$328,770

* The positive amount in the third-quarter 2010 proved sales proceeds reflects purchase price adjustments related to a disposition in the second quarter of 2010.

CONDENSED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(In thousands, except per share data)

Revenues:
Gas sales	$145,396	$107,275	$522,408	$324,438
Oil sales	177,834	128,957	550,058	319,144
NGL sales	43,331	2,116	91,391	5,363
Gas gathering, processing and other, net	12,022	10,786	41,797	32,053
	378,583	249,134	1,205,654	680,998
Costs and expenses:
Impairment of oil and gas properties	—	—	—	791,137
Depreciation, depletion, amortization and accretion	79,906	63,264	227,047	214,456
Production	52,010	42,682	139,349	139,127
Transportation	13,084	8,760	35,076	25,233
Gas gathering and processing	4,577	4,830	17,182	14,347
Taxes other than income	28,094	19,728	88,862	50,525
General and administrative	11,274	12,522	36,136	29,803
Stock compensation, net	3,241	2,477	9,012	6,831
(Gain) loss on derivative instruments, net	(15,028)	17,357	(70,914)	17,613
Other operating, net	2,291	2,911	2,321	19,094
	179,449	174,531	484,071	1,308,166

Operating income (loss)	199,134	74,603	721,583	(627,168)

Other (income) and expense:
Interest expense	7,349	8,902	22,481	26,677
Amortization of deferred financing costs	1,710	1,721	5,141	3,467
Capitalized interest	(7,259)	(5,295)	(21,968)	(16,230)
Gain on early extinguishment of debt	(3,776)	—	(3,776)	—
Other, net	(2,711)	3,737	(2,790)	11,627

Income (loss) before income tax	203,821	65,538	722,495	(652,709)
Income tax expense (benefit)	75,605	26,833	265,298	(236,121)

Net income (loss)	$128,216	$38,705	$457,197	$(416,588)

Earnings (loss) per share to common stockholders:
Basic	$1.50	$0.46	$5.36	$(5.10)
Diluted	$1.50	$0.46	$5.33	$(5.10)

Dividends per share	$0.08	$0.06	$0.24	$0.18

Shares attributable to common stockholders:
Unrestricted Common shares outstanding	82,806	81,792	82,806	81,792
Diluted common shares	83,217	82,177	83,265	81,792

Shares attributable to common stockholders and participating securities:
Basic shares outstanding	85,348	84,162	85,348	84,162
Fully diluted shares	85,759	84,547	85,807	84,162

CONDENSED CASH FLOW STATEMENTS (unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

	(In thousands)
Cash flows from operating activities:
Net income (loss)	$128,216	$38,705	$457,197	$(416,588)
Adjustment to reconcile net income (loss) to net cash
provided by operating activities:
Impairments and other valuation losses	—	2,910	—	804,815
Depreciation, depletion, amortization and accretion	79,906	63,264	227,047	214,456
Deferred income taxes	88,375	13,528	213,678	(220,592)
Stock compensation, net	3,241	2,477	9,012	6,831
Derivative instruments, net	(881)	17,532	(39,656)	21,157
Changes in non-current assets and liabilities	4,893	42,794	10,507	48,673
Amortization of deferred financing costs
and other, net	(6,970)	470	(7,904)	13,682
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	(14,413)	7,738	(4,364)	84,044
(Increase) decrease in other current assets	(16,556)	43,404	31	17,404
Increase (decrease) in accounts payable and
other current liabilities	48,597	38,478	21,120	(108,236)
Net cash provided by operating activities	314,408	271,300	886,668	465,646
Cash flows from investing activities:
Oil and gas expenditures	(264,595)	(97,366)	(691,536)	(390,108)
Sales of oil and gas and other assets	4,741	19,993	33,646	38,556
Sales of short-term investments	—	2,098	—	3,328
Other expenditures	(24,133)	(10,404)	(38,941)	(21,131)
Net cash used in investing activities	(283,987)	(85,679)	(696,831)	(369,355)
Cash flows from financing activities:
Net decrease in bank debt	—	(183,000)	(25,000)	(64,000)
Decrease in other long-term debt	(19,450)	—	(19,450)	—
Financing costs incurred	(1)	(34)	(101)	(17,995)
Dividends paid	(6,827)	(5,047)	(18,662)	(15,123)
Issuance of common stock and other	1,896	2,462	18,928	2,576
Net cash used in
financing activities	(24,382)	(185,619)	(44,285)	(94,542)
Net change in cash and cash equivalents	6,039	2	145,552	1,749
Cash and cash equivalents at beginning of period	142,057	2,960	2,544	1,213
Cash and cash equivalents at end of period	$148,096	$2,962	$148,096	$2,962

BALANCE SHEETS (unaudited)

	September 30,	December 31,
Assets	2010	2009
	(In thousands, except share data)
Current assets:
Cash and cash equivalents	$148,096	$2,544
Restricted cash	659	593
Receivables, net	232,235	227,896
Oil and gas well equipment and supplies	99,998	145,153
Deferred income taxes	—	15,837
Derivative instruments	25,735	1,238
Other current assets	60,459	13,997
Total current assets	567,182	407,258
Oil and gas properties at cost, using the full cost method of accounting:
Proved properties	8,163,420	7,549,861
Unproved properties and properties under development,
not being amortized	519,489	399,724
	8,682,909	7,949,585
Less – accumulated depreciation, depletion and amortization	(5,969,974)	(5,764,669)
Net oil and gas properties	2,712,935	2,184,916
Fixed assets, net	149,673	127,237
Goodwill	691,432	691,432
Other assets, net	28,472	33,694
	$4,149,694	$3,444,537
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	52,626	30,214
Accrued liabilities	323,496	235,815
Derivative instruments	438	13,902
Revenue payable	117,061	108,832
Total current liabilities	493,621	388,763
Long-term debt	350,000	392,793
Deferred income taxes	531,587	348,897
Other liabilities	272,227	275,978
Stockholders’ equity:
Preferred stock, $0.01 par value, 15,000,000 shares
authorized, no shares issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized,
84,700,678and 83,541,995 shares issued, respectively	847	835
Paid-in capital	1,886,414	1,859,255
Retained earnings	614,901	178,035
Accumulated other comprehensive income (loss)	97	(19)
	2,502,259	2,038,106
	$4,149,694	$3,444,537

CONTACT:  Mark Burford, Director of Capital Markets of Cimarex Energy Co., +1-303-295-3995